Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 24, 2022, with respect to the consolidated financial statements of Steakholder Foods Ltd. (formerly MeaTech 3D Ltd.), included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Certified Public Accountants (Israel)
Member Firm of KMPG International

Tel Aviv, Israel
January 5, 2023